Exhibit 99.1
Universal Insurance Holdings, Inc. Insurance Subsidiaries Complete 2020-2021 Reinsurance Programs
•Successfully secured more open market catastrophe capacity than at any point in the history of the Company.

•Top level of UPCIC reinsurance tower provides coverage to the 1-in-300 year level.(1)

•Total cost of the 2020-2021 reinsurance program for UPCIC and APPCIC projected to be approximately 34.6% of estimated direct earned premium for the 12-month treaty period (in-line with previous guidance expectations) compared to 33.3% at this time last year reflecting a 4.1% year-over-year increase.

•The largest private reinsurance participants all maintain a rating from S&P Global of A+ or higher (Nephila Capital via Allianz Risk Transfer, RenaissanceRe, Munich Re, Arch Re, Chubb Tempest Re and Lloyd’s of London syndicates).

(1) Using RMS modeling estimates as of 3/31/20.

Fort Lauderdale, Fla., May 29, 2020 – Universal Insurance Holdings, Inc. (NYSE: UVE) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their 2020-2021 reinsurance programs, effective June 1, 2020.

“We are pleased to announce the completion and outcome of the 2020-2021 reinsurance programs for both of our insurance companies,” said Jon W. Springer, President and Chief Risk Officer of the Company. “We are in unprecedented times and our reinsurance partners have once again provided us with the comprehensive reinsurance we desire for the 2020 hurricane season in the face of tremendous financial uncertainty across the global markets. We have been significant buyers of peak zone catastrophe reinsurance provided by professional reinsurers for more than 20 years. These reinsurers understand the true nature of reinsurance cycles and the importance of the counterparties they select. While our reinsurance costs are justifiably up over last year for a variety of factors, including indirect macro drivers, the changes are reasonable and, importantly, the quality of the coverage purchased for our policyholders remains intact.”

Due to reducing capacity provided to UPCIC by the Florida Hurricane Catastrophe Fund and an expanded need for reinstatement premium protection, UPCIC purchased more open market capacity than ever before and set the top of its reinsurance tower for a single Florida event to $3.26 billion. $1.3 billion of this coverage has limits that automatically reinstate to guarantee a certain level of protection in multi-event scenarios.

To further insulate for future years, UPCIC secured $197 million of new catastrophe capacity with contractually agreed limits that extend coverage to include the 2021 and 2022 wind seasons. In total, UPCIC has $420 million of multi-year capacity with coverage extending to include the 2021 wind season or beyond, all of which is below the Florida Hurricane Catastrophe Fund layer, where reinsurance costs are the highest.

UPCIC’s first event catastrophe retention for a Florida loss was retained at $43 million. A $43 million retention loss would represent less than 6.4% on an after-tax basis of UVE’s stockholder’s equity as of March 31, 2020. UPCIC increased its first event catastrophe retention for a loss involving states other than Florida from $10 million to $15 million. This change in Non-Florida retention comes following growing Non-Florida premium in-force by more than 25% over the past year.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 18 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including the ongoing impact of the coronavirus (COVID-19) pandemic and those risks and uncertainties described under the heading “risk factors” in our 2019 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission.

Investor Relations Contact:
Rob Luther, 954-958-1200 ext. 6750
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher
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